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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. REPORTS
EUROPEAN UNION ANTITRUST FINE

       Pittsburgh, Pennsylvania - July 18, 2001 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) today reported that it has received notice of a fine from the Commission of the European Communities (the EU Commission) related to their antitrust investigation of the graphite electrode industry. Such notice indicated that the EU Commission has imposed a 10.3 million Euro fine (approximately $8.8 million) on the Company. The Company was one of eight graphite electrode producers fined by the EU Commission and the Company's fine was the smallest of those imposed. The Company indicated that it disagrees with the imposition of the fine and intends to appeal this ruling. The Company is continuing to work with Questor Management LLC and the bank group under its $135 million revolving credit facility to determine the impact, if any, of the imposed fine on the Company's previously-announced financial restructuring.

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

       Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.